Product Supplement No. ARN-1
(To Prospectus dated April 2, 2009
and Prospectus Supplement dated April 9, 2009)
November 22, 2011

Accelerated Return Notes® “ARNs®” Linked to One or More Equity Indices

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ARNs are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”).  ARNs do not guarantee return of principal, and you may lose some or all of your investment.  Payment of the Redemption Amount (as defined below) at maturity is subject to our credit risk. We will not pay interest on ARNs.

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This product supplement describes the general terms of ARNs and the general manner in which they may be offered and sold.  For each offering of ARNs, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering.  The term sheet will identify any additions or changes to the terms specified in this product supplement.

•	The term sheet will also identify the underlying “Market Measure,” which will be an equity-based index or a “Basket” of equity-based indices.

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At maturity, you will receive a cash payment per unit (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.  If specified in the applicable term sheet, your ARNs may be “Bear ARNs,” which will pay a Redemption Amount in excess of their Original Offering Price (as defined below) if the value of the Market Measure decreases from the Starting Value to the Ending Value, and which will pay a Redemption Amount less than their Original Offering Price if the value of the Market Measure increases above the Threshold Value (as defined below).  Except where otherwise specifically provided in this product supplement, all references in this product supplement to “ARNs” will be deemed to include a reference to Bear ARNs.

•	In the case of ARNs, unless the applicable term sheet provides otherwise:

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If the Ending Value is greater than the Starting Value, then you will receive at maturity a Redemption Amount per unit equal to the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate (as defined below), and (iii) the percentage increase of the Market Measure from the Starting Value to the Ending Value.  Although the Participation Rate will increase the Redemption Amount, as compared to a direct investment in the Market Measure, the Redemption Amount will not exceed a “Capped Value” described in the applicable term sheet.  We will set the Capped Value on the pricing date of the ARNs, which will be the date the ARNs are priced for initial sale to the public.

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If the Ending Value is less than or equal to the Starting Value, then you will receive at maturity a Redemption Amount per unit that is less than the Original Offering Price by a percentage that is equal to the percentage decrease (if any) of the Market Measure from the Starting Value to the Ending Value.

•	In the case of Bear ARNs, unless the applicable term sheet provides otherwise:

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If the Ending Value is less than the Starting Value, then you will receive at maturity a Redemption Amount per unit equal to the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate, and (iii) the percentage decrease of the Market Measure from the Starting Value to the Ending Value.  Although the Participation Rate will increase the Redemption Amount, as compared to a direct short position in the Market Measure, the Redemption Amount will not exceed the applicable Capped Value.

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If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the “Threshold Value” specified in the applicable term sheet, then you will receive at maturity a Redemption Amount per unit that is equal to the Original Offering Price per unit.  We will set the Threshold Value on the pricing date of the Bear ARNs.

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If the Ending Value is greater than the Threshold Value, then you will receive at maturity a Redemption Amount per unit that is less than the Original Offering Price per Bear ARN based upon the percentage increase of the Market Measure from the Starting Value to the Ending Value in excess of the Threshold Value.

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ARNs will be issued in denominations of whole units, as specified in the applicable term sheet.  Each unit will have an “Original Offering Price” as set forth in the applicable term sheet.  The term sheet may also set forth a minimum number of units that you must purchase.

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Unless provided for in the applicable term sheet, we do not intend to apply to have your ARNs listed on a securities exchange or quotation system.  We make no representation that your ARNs will be listed or, if listed, will remain listed for the entire term of your ARNs.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer ARNs.

ARNs offered hereunder are not deposit liabilities or other obligations of a bank, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, or any other jurisdiction, and carry investment risks including possible loss of the amount invested due to the credit risk of HSBC USA Inc.  Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page S-10 and page S-3 of the accompanying prospectus supplement.  You may lose some or all of your investment in ARNs.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the ARNs or passed upon the accuracy or the adequacy of this document, the accompanying prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

This product supplement relates only to ARNs and does not relate to a direct investment in the Market Measure or any underlying security that is included in the Market Measure described in any term sheet.  This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand ARNs.  You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs.  In particular, you should review carefully the section in this product supplement and the accompanying prospectus supplement entitled “Risk Factors,” which highlights a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you.  If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

Investing in the ARNs is not equivalent to investing directly in any underlying Market Measure.  You should understand the risks of investing in the ARNs and should reach an investment decision only after careful consideration, with your advisors, with respect to the ARNs in light of your particular financial and other circumstances and the information set forth in the relevant term sheet, this product supplement and the accompanying prospectus supplement and prospectus.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet.  You should rely only on the information contained in those documents for information about this offering.  We have not authorized any other person to provide you with different information about us or this offering.  If anyone provides you with different or inconsistent information, you should not rely on it.  None of us, the agents or our respective affiliates is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “”HSBC,” “we,” “us,” “our,” or similar references are to HSBC USA Inc.

What are ARNs?

ARNs are senior unsecured debt securities issued by HSBC, and are not guaranteed or insured by the FDIC or secured by collateral.  ARNs are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC. Any payment to be made on the ARNs, including any return of principal at maturity depends on HSBC’s credit risk and the ability of HSBC to satisfy its obligations as they come due.  Each series of ARNs will mature on the date set forth in the applicable term sheet.  We cannot redeem ARNs at any earlier date.  We will not make any payments on ARNs until maturity.  ARNs do not guarantee return of principal at maturity and you may lose some or all of your investment depending on the performance the Market Measure.

ARNs are designed for investors who are seeking exposure to a specific Market Measure, and who anticipate that the value of the Market Measure will increase moderately (or, in the case of Bear ARNs, decrease moderately) from the Starting Value to the Ending Value.  Investors in ARNs must be willing to forgo interest payments on their investment, such as fixed or floating interest rates paid on conventional non-callable debt securities, accept a return that will not exceed the return represented by the Capped Value, and bear the risk of loss of all or substantially all of their investment.

Are ARNs equity or debt securities?

ARNs are our senior debt securities and are not secured by collateral.  However, ARNs will differ from traditional debt securities in that their return is linked to the performance of the underlying Market Measure, they do not guarantee return of principal at maturity, and you will not receive interest payments.  At maturity, instead of receiving the Original Offering Price of your ARNs, you may receive an amount that is greater than or less than the Original Offering Price, depending upon the performance of the Market Measure over the term of the ARNs.  We describe below how this amount at maturity is determined.  Any payment to be made on the ARNs, including any return of principal at maturity, depends on the ability of HSBC ability to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ARNs.

Will you receive interest on ARNs?

No. ARNs do not pay interest before maturity.

Is it possible for you to lose some or all of your investment in ARNs?

Yes.  You will receive at maturity a Redemption Amount that is less than the Original Offering Price of your ARNs if:

•	the Ending Value is less than the Starting Value; or

•	in the case of Bear ARNs, the Ending Value is greater than the Threshold Value.

In each case, the amount of your loss will be determined in proportion to the decrease in the value of the Market Measure from the Starting Value to the Ending Value (or, in the case of Bear ARNs, the increase in the value of the Market Measure from the Starting Value to the Ending Value, to the extent that the Ending Value is greater than the Threshold Value).

You may lose all or a substantial portion of the amount that you invested to purchase the ARNs.  Further, if you sell your ARNs prior to maturity, the price you may receive per unit is less than the Original Offering Price.

What is the Market Measure?

The Market Measure may consist of one or more of the following:

•	U.S. broad-based equity indices;

•	U.S. sector or style-based equity indices;

•	non-U.S. or global equity indices; or

•	any combination of any of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing.  We refer to each component included in any Basket as a “Basket Component.”  If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

In addition, if specified in the applicable term sheet, your ARNs may be “Relative Value ARNs,” the return on which will be determines based on the relative performance of two or more of the foregoing.  The components of the Market Measure and the specific terms of any Relative Value ARNs will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure.  However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your ARNs.

How will the Redemption Amount be calculated?

At maturity, subject to our credit risk as issuer of ARNs, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of ARNs that you hold, denominated in U.S. dollars.  In no event will the Redemption Amount be less than zero.  The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

In the case of Bear ARNs, the Redemption Amount will be calculated as follows:

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is greater than or equal to the Starting Value, but less than or equal to the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is greater than the Threshold Value, then the Redemption Amount will equal:

However, the Redemption Amount will not be less than zero.

The Participation Rate will be 300% for ARNs and 500% for Bear ARNs (in each case unless otherwise set forth in the applicable term sheet).  In either case, the Participation Rate will increase the Redemption Amount if the Ending Value is greater than the Starting Value (or, in the case of Bear ARNs, if the Ending Value is less than the Starting Value); however, in no event will the Redemption Amount for each unit exceed the “Capped Value” described in the applicable term sheet, and in no event will the Redemption Amount be less than zero.  We will determine the applicable Capped Value on the pricing date of each series of ARNs.

The “Threshold Value” for Bear ARNs will be set forth in the applicable term sheet.  If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for each Bear ARN will be less than the Original Offering Price if there is any increase in the value of the Market Measure from the Starting Value to the Ending Value.  If the Threshold Value is greater than 100% of the Starting Value, then the Redemption Amount per unit of Bear ARNs will not be less than the Original Public Offering Price unless the Ending Value of the Market Measure is greater than the Threshold Value.

How will the Starting Value and the Ending Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing value of the Market Measure on the pricing date, as determined by the calculation agent (as defined below).

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100.  We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value on the pricing date.  We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.  See “Description of ARNs—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing values of the Market Measure on each of a certain number of calculation days during the Maturity Valuation Period (each as defined below).

In the event that a Market Disruption Event occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of ARNs—The Starting Value and the Ending Value.”

A “calculation day” means any Market Measure Business Day (as defined below) during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

The “Maturity Valuation Period” means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Global Market (“NASDAQ”), or their successors, are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Is the return on ARNs limited in any way?

Yes, your investment return, if any, is limited to the return represented by the Capped Value that will be specified in the applicable term sheet.  Unless the applicable term sheet provides otherwise, each unit of ARNs will pay an amount at maturity that represents the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate, and (iii) the percentage increase of the Market Measure from the Starting Value to the Ending Value, and each unit of Bear ARNs will pay an amount that represents the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate, and (iii) the percentage decrease of the Market Measure from the Starting Value to the Ending Value, in each case, up to the Capped Value.

Assuming a Participation Rate of 300% for ARNs, and 500% for Bear ARNs and because your return, if any, will not exceed the return represented by the Capped Value, you will only receive the full benefit of three times the upside potential (or, in the case of Bear ARNs, five times the downside potential) of the underlying Market Measure if the value of the Market Measure increases, but does not increase by more than 33.33% (one-third) of the return represented by, the Capped Value or, in the case of Bear ARNs, the value of the Market Measure decreases, but does not decrease by more than 20% (one-fifth) of the return represented by, the Capped Value.

Your participation in any upside potential (or, in the case of Bear ARNs, downside potential) of the Market Measure underlying your ARNs will also be impacted by the Participation Rate.  Unless otherwise set forth in the applicable term sheet, the Participation Rate will be 300%; however, for Bear ARNs, the Participation Rate will be 500%.  Each term sheet will set forth examples of hypothetical Ending Values and Threshold Values, and the impact of the Participation Rate and the Capped Value.

Who will determine the Redemption Amount?

The calculation agent will make all calculations associated with the ARNs, including determinations regarding the Starting Value, the Threshold Value, the Ending Value the Redemption Amount, any Market Disruption Events, a successor underlying Market Measure, business days, calculation days, non-calculation days, and calculations related to the discontinuance of the underlying Market Measure. Unless otherwise set forth in the applicable term sheet, we or one or more of our affiliates acting independently or jointly with MLPF&S, will act as the calculation agent for the ARNs.  When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Will you have an ownership interest in the securities that are represented by the Market Measure?

No.  An investment in ARNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in the securities of any of the companies included in the Market Measure.  ARNs will be payable only in U.S. dollars.

Who are the agents for ARNs?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold. None of the agents is your fiduciary or advisor, and you should not rely upon any communication from any of them in connection with ARNs as investment advice or a recommendation to purchase ARNs. You should understand the risks of investing in the ARNs and should reach an investment decision only after careful consideration, with your advisors, with respect to the notes in light of your particular financial circumstances and the information set forth in the relevant term sheet, this product supplement and the accompanying prospectus supplement and prospectus.

How are ARNs being offered?

We have registered ARNs with the SEC in the United States.  However, we will not register ARNs for public distribution in any jurisdiction other than the United States.  The agents may solicit offers to purchase ARNs from non-U.S. investors only in reliance on available private placement exemptions.  See the section entitled “Supplemental Plan of Distribution” in the prospectus supplement.

Will ARNs be listed on an exchange?

Unless provided for in the applicable term sheet, we do not intend to apply to have your ARNs listed on a securities exchange or quotation system. We make no representation that your ARNs will be listed or, if listed, will remain listed for the entire term of your ARNs.

What are the tax consequences of investing in ARNs?

There are no Treasury regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as ARNs.  Accordingly, the proper U.S. federal income tax treatment of ARNs is uncertain.  Under the terms of ARNs, you will have agreed with us to treat ARNs as pre-paid forward contracts or executory contracts with respect to the Market Measure, as described under “U.S. Federal Income Tax Summary—General.”  You are urged to consult your tax advisors as to the tax consequences of investing in ARNs.

Can the maturity date be postponed if a Market Disruption Event occurs?

No.  See the section entitled “Description of ARNs—Market Disruption Events.”

Does ERISA impose any limitations on purchases of ARNs?

Yes.  An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of ARNs unless that plan or entity has determined that its purchase, holding, or disposition of ARNs will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing ARNs will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity.  See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes.  An investment in ARNs is subject to risks.  ARNs do not guarantee the return of principal and you may lose some or all of your investment.  Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-9 of the prospectus supplement.  If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any ARNs.

RISK FACTORS

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. You should understand the risks of investing in the ARNs and should reach an investment decision only after careful consideration with your advisors with respect to the ARNs in light of your particular financial circumstances and the information set forth in the relevant term sheet, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to ARNs

Your investment may result in a loss; there is no guaranteed return of principal.  ARNs do not guarantee return of principal at maturity and do not pay interest.  There is no fixed repayment amount of principal on ARNs at maturity.  If the Ending Value is less than the Starting Value (or, in the case of Bear ARNs, greater than the Threshold Value), then the Redemption Amount will be an amount in cash that reflects that decline (or, in the case of Bear ARNs, that increase in excess of the Threshold Value), and it will be less than the Original Offering Price of your ARNs.  As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment.

Your yield may be less than the yield on a conventional debt security of comparable maturity.  There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any yield that you receive on ARNs, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payments on the ARNs are subject to the credit risk of HSBC USA Inc.  The ARNs are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus supplement and prospectus, the ARNs will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC.  Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the ARNs and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ARNs.  Because your return on the ARNs depends upon factors in addition to HSBC’s ability to pay its obligations, such as the value of the applicable Market Measure, an improvement in HSBC’s credit ratings will not reduce the other investment risks related to the ARNs.

Your return, if any, is limited to the return represented by the Capped Value.  Although any positive return on ARNs is based on the increase (or, in the case of Bear ARNs, decrease) in the Market Measure, in no event will you receive a Redemption Amount greater than the applicable Capped Value.  In other words, your opportunity to participate in possible increases (or, in the case of Bear ARNs, decreases) in the value of the Market Measure through an investment in the ARNs is limited to the return represented by the Capped Value set forth in the applicable term sheet.

Your investment return may be less than a comparable investment directly in the Market Measure, or the components included in the Market Measure.  The appreciation potential of ARNs is limited to the return represented by the applicable Capped Value.  In contrast, a direct investment in the Market Measure or the components of the Market Measure would allow you to receive the full benefit of any appreciation in the value of those components.

Similarly, in the case of Bear ARNs, a strategy such as a short sale could allow you to receive the full benefit of any depreciation in the applicable value of the Market Measure or the components of the Market Measure.

Your return on the ARNs, if any, also will not reflect the return you would realize if you actually owned the securities underlying the Market Measure because, unless otherwise set forth in the applicable term sheet, the Ending Value will be calculated without taking into consideration the value of dividends paid or distributions made on those securities.

In addition, in certain instances, the Market Measure may consist of or include one or more equity indices that are traded in a non-U.S. currency, such as the euro or the Japanese yen.  In such instances, if the value of that currency increases against the U.S. dollar during the term of your ARNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the applicable index or indices.  In the case of Bear ARNs, you may not receive the benefit of any decreases in the value of the applicable currency.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the components of a Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure and its components from multiple sources, and you should not rely on our views or the views expressed by these entities.

Commissions, fees and hedging costs may affect the price at which you will be able to sell the ARNs in secondary market transactions. The original issue price of the ARNs includes the underwriting commissions, certain fees and our cost of hedging our obligations under the ARNs. Such cost includes the expected cost of providing the hedge, as well as the profit expected to be realized in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you will be able to sell the ARNs in secondary market transactions, if at all, will likely be lower than the original issue price.

We cannot assure you that a trading market for your ARNs will ever develop or be maintained.  Unless otherwise set forth in the applicable term sheet, we will not list ARNs on any securities exchange.  Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for the entire term of ARNs.  We cannot predict how ARNs will trade in any secondary market, or whether that market will be liquid or illiquid.  You should be aware that the listing of ARNs on any securities exchange will not necessarily ensure that a trading market will develop for ARNs, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for ARNs will depend on our financial performance and other factors, including changes in the value of the Market Measure.  The number of potential buyers of your ARNs in any secondary market may be limited.  We anticipate that one or more of the agents will act as a market-maker for ARNs that it offers, but none of them is required to do so.  Any such agent may discontinue its market-making activities as to any series of ARNs at any time.  To the extent that an agent engages in any market-making activities, it may bid for or offer any series of ARNs.  Any price at which an agent may bid for, offer, purchase, or sell any ARNs may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or completed transactions may affect the prices, if any, at which those ARNs might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any series of ARNs, it is likely that there would be significantly less liquidity in any secondary market.  In such a case, the price at which those ARNs could be sold likely would be lower than if an active market existed.

The Redemption Amount will not be affected by all developments relating to the Market Measure.  Changes in the value of the Market Measure during the term of ARNs before the applicable Maturity Valuation Period or the applicable calculation day will not be reflected in the calculation of the Redemption Amount.  The calculation agent will calculate the Redemption Amount by comparing only the Ending Value to the Starting Value, and, in the case of Bear ARNs, the Ending Value to the Starting Value and the Threshold Value.  No other values of the Market Measure will be taken into account.  As a result, you may receive a Redemption Amount that is less than the Original Offering Price of your ARNs, even if the value of the Market Measure has increased (or, in the case of Bear ARNs, decreased) at certain times during their term before decreasing to a value below the Starting Value (or, in the case of Bear ARNs, increasing to a value that is greater than the Threshold Value) during the Maturity Valuation Period or on the applicable calculation day.

If the Market Measure to which your ARNs are linked is a Basket, changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components.  The Market Measure of your ARNs may consist of a Basket.  In such a case, a change in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components.  The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may not increase as much, or may even decrease.  The opposite changes may occur in the case of Bear ARNs.  Therefore, in calculating the Market Measure as of any time, increases (or in the case of Bear ARNs, decreases) in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or in the case of Bear ARNs, lesser decreases or increases) in the values of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the values of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your ARNs.

The respective publishers of the Market Measures (each a “Market Measure Publisher”) may adjust the Market Measure or any components of the Market Measure in a way that affects their value, and the respective Market Measure Publishers have no obligation to consider your interests. The Market Measure Publishers can add, delete, or substitute the components included in the Market Measure or make other methodological changes that could change the value of that Market Measure. You should realize that the change of companies included in the Market Measure may materially affect that Market Measure. Additionally, the Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of the Market Measure or its components. Any of these actions could adversely affect the value of your ARNs. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure or its components.

Exchange rate movements may impact the value of ARNs.  ARNs will be denominated in U.S. dollars.  If the value of a Market Measure component is traded in a currency other than U.S. dollars and, for purposes of the Market Measure, is converted into U.S. dollars or another currency, then the Redemption Amount may depend in part on the relevant exchange rates.  If the value of the U.S. dollar increases (or in the case of Bear ARNs, decreases) against the currencies of that Market Measure or its components, the value of the Market Measure or its components may be adversely affected and the Redemption Amount may be reduced.  Unless otherwise stated in the applicable term sheet, the Redemption Amount will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar.  Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the applicable Market Measure and its components and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.  Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your ARNs redeemed prior to maturity.  If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your ARNs or no market at all.  Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe the expected impact on the market value of ARNs from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Market Measure.  Because the Redemption Amount is tied to the Ending Value, determined by reference to the values of the Market Measure during the Maturity Valuation Period or on the applicable calculation day, we anticipate that the market value of ARNs at any time generally will depend to a significant extent on the value of the Market Measure.  The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities included in the Market Measure are traded, and the market segments of which these assets are a part.  Even if the value of the Market Measure increases (or in the case of Bear ARNs, decreases) after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.  If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value (or in the case of Bear ARNs is more than, or not sufficiently less than the Starting Value), then you may receive less than the Original Offering Price of your ARNs.  In general, the market value of ARNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases, and the reverse will be the case for Bear ARNs.  However, as the value of the Market Measure increases or decreases, the market value of ARNs is not expected to increase or decrease at the same rate.  In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the ARNs will trade in any secondary market above that Capped Value.

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Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  The volatility of the Market Measure during the term of your ARNs may vary.  In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of ARNs.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs.

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Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Market Measure and the value of ARNs.  If the Market Measure includes one or more indices that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your ARNs may also be affected by similar events in those markets.

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Interest Rates.  We expect that changes in interest rates will affect the market value of ARNs.  In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of ARNs will increase.  The level of prevailing interest rates also may affect the U.S. economy and any applicable markets outside of the United States, and, in turn, the value of the Market Measure.  If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or any component, and, thus, the market value of the ARNs may be adversely affected.

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Dividend Yields.  If cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of ARNs will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of your ARNs will increase.  We expect that the opposite will be the case for Bear ARNs.

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Exchange Rate Movements and Volatility.  Foreign currency exchange rates represent the number of units of one currency (an “underlying currency”) for which one unit of another currency can be exchanged (a “base currency”).  An exchange rate increases when the value of an underlying currency decreases relative to the applicable base currency, and decreases when the value of the underlying currency increases relative to that base currency.  If the Market Measure of your ARNs includes any non-U.S. Market Measure, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your ARNs, and the Redemption Amount may depend in part on the relevant exchange rates.

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Time to Maturity.  As the time remaining to maturity of your ARNs decreases, we anticipate that your ARNs may have a market value that may be different from that which would be expected based on the levels of market interest rates and the value of the Market Measure.  This difference will reflect a time premium or discount due to expectations concerning the Market Measure during the period before the applicable maturity date.  In general, as the time remaining to maturity decreases, the value of ARNs will approach the amount that would be payable at maturity based on the then-current value of the Market Measure.

Our purchases and sales, and those of the agents, may affect your return.  We, the agents, and our respective affiliates may from time to time buy or sell the Market Measures, the components of Market Measures, or futures or options contracts on Market Measures or the components of the Market Measures for our own or their own accounts for business reasons.  We also expect to enter into these transactions in connection with hedging our obligations under ARNs.  These transactions could affect the value of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in ARNs.  Any purchases or sales by us, the agents, and our respective affiliates or others on our or their behalf on or before the applicable pricing date may temporarily increase or decrease the value of a Market Measure or the components of a Market Measure.  Consequently, the values of such Market Measure or the components of such Market Measure may change subsequent to the pricing date of an issue of ARNs, affecting the value of the Market Measure and therefore the market value of ARNs.

Our trading and hedging activities, and those of the agents, may create conflicts of interest with you. We, the agents, and our respective affiliates may engage in trading activities related to the Market Measure and the securities represented by the Market Measure that are not for your account or on your behalf.  We, the agents, and our respective affiliates from time to time may buy or sell the securities represented by the Market Measure or related futures or options contracts for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs.  We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure.  These trading and underwriting activities could affect the Market Measure in a manner that would be adverse to your investment in ARNs.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date.  We may seek competitive terms in entering into the hedging arrangements for ARNs, but are not required to do so.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the ARNs and the applicable Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under ARNs.  These activities could increase (or in the case of Bear ARNs, decrease) the value of the Market Measure on the applicable pricing date.

In addition, from time to time during the term of each series of ARNs and in connection with the determination of the Ending Value, we, the agents, and our respective affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions.  We, the agents, and our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular series of ARNs.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of ARNs increases or decreases.  However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in ARNs and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management.  These trading activities, if they influence the Market Measure or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of ARNs.

Our hedging activities, and those of the agents, may affect your return on the ARNs and their market value. We, the agents, and our respective affiliates may engage in hedging activities that may affect the value of the Market Measure.  Accordingly, these hedging activities may increase or decrease the market value of your ARNs prior to maturity, including during the Maturity Valuation Period or on the applicable calculation day and the applicable Redemption Amount.  In addition, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in ARNs.  We, the agents, and our respective affiliates may hold or resell ARNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  Although we have no reason to believe that any of those activities will have a material impact on the value of the Market Measure, we cannot assure you that these activities will not affect the value of the Market Measure and the market value of your ARNs prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent.  We may appoint and remove the calculation agent.  We or one of our affiliates may be the calculation agent or act as joint calculation agent for ARNs and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount.  Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, or in connection with judgments that it would be required to make if the publication of an index is discontinued.  See the sections entitled “Description of ARNs—Market Disruption Events,” “—Adjustments to a Market Measure,” and “—Discontinuance of a Market Measure.”  The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for ARNs.  As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your ARNs.  The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return on the ARNs and their market value” above.

The ARNs are not insured by any governmental agency of the United States or any other jurisdiction.  The ARNs are not deposit liabilities or other obligations of a bank and are not insured by the FDIC or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the ARNs is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the ARNs.

The U.S. federal income tax consequences of ARNs are uncertain, and may be adverse to a holder of ARNs.  There are no Treasury regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as ARNs.  Accordingly, the proper U.S. federal income tax treatment of ARNs is uncertain.  Under the terms of ARNs, you will have agreed with us to treat ARNs as pre-paid forward contracts or executory contracts with respect to the Market Measure, as described under “U.S. Federal Income Tax Summary—General.”  You are urged to consult your tax advisors as to the tax consequences of investing in ARNs.

Risks Relating to the Market Measures

You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities.  ARNs are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in ARNs will not make you a holder of any of the securities represented by the Market

Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  As a result, the return on your ARNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.  This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value (and in the case of Bear ARNs, the Threshold Value).  Additionally, the values of certain equity-based indices reflect only the prices of the securities included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.  Your ARNs will be paid in cash and you have no right to receive delivery of any of these securities.

If the Market Measure to which your ARNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of an equity based Market Measure or Market Measure component that includes equity securities that are traded on foreign exchanges is computed by reference to the sales prices of those securities as reported by the exchange on which these securities are listed or admitted to trade.  Therefore, the return on your ARNs will be affected by factors affecting the value of securities in the relevant non-U.S. markets.  The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  Additionally, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and are not responsible for any disclosure made by any other company.  We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies represented by the Market Measure, and we, the agents, or our respective affiliates may from time to time own shares of companies included in a Market Measure.  However, none of us, the agents, or any of our respective affiliates have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our respective affiliates are represented by that Market Measure or Market Measure component.  In addition, unless otherwise set forth in the applicable term sheet, neither we, the agents nor any of our respective affiliates are responsible for the calculation of any index represented by a Market Measure or Market Measure component.  You should make your own investigation into the Market Measure and the companies represented by the applicable constituent securities.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, nor any companies included in the Market Measure or its components will be involved in any offering of ARNs or will have any obligation of any sort with respect to ARNs.  As a result, none of those companies will have any obligation to take your interests as holders of ARNs into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or its components or the value of ARNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or components of a Market Measure may create conflicts of interest with you.  We, the agents, and our respective affiliates at the time of any offering of ARNs or in the future, may engage in business with the companies represented by the Market Measure or components of the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.  In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs.  Any of these activities may affect the value of the Market Measure and, consequently, the market value of your ARNs.  None of us, the agents, or our respective affiliates make any representation to any purchasers of the ARNs regarding any matters whatsoever relating to the issuers of the stocks included in a Market Measure or its components.  Any prospective purchaser of the ARNs should undertake an independent investigation of the companies included in the Market Measure and its components as in its judgment is appropriate to make an informed decision regarding an investment in the ARNs.  The composition of those companies does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing ARNs.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of ARNs for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.”  In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under ARNs.

DESCRIPTION OF ARNS

General

Each series of ARNs will be part of a series of notes entitled “Notes, Series 1” that will be issued under the senior indenture, as amended and supplemented from time to time.  The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of ARNs will be set forth in the applicable term sheet.  The ARNs will mature on the date set forth in the applicable term sheet.

We will not pay interest on ARNs.

ARNs do not guarantee the return of principal at maturity.

Prior to the applicable maturity date, ARNs are not redeemable by us or repayable at the option of any holder.  ARNs are not subject to any sinking fund.

We will issue ARNs in the denominations of whole units, each with a specified Original Offering Price.  The CUSIP number for each series of ARNs will be set forth in the applicable term sheet.  You may transfer ARNs only in whole units.

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the ARNs will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the ARNs pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs, and unless the applicable term sheet provides otherwise, you will receive a Redemption Amount per unit of ARNs that you hold, denominated in U.S. dollars.  In no event will the Redemption Amount be less than zero.  The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

In the case of Bear ARNs, the Redemption Amount will be calculated as follows:

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is greater than or equal to the Starting Value, but less than or equal to the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is greater than the Threshold Value, then the Redemption Amount will equal:

However, the Redemption Amount will not be less than zero.

The Participation Rate will be 300% for ARNs and 500% for Bear ARNs (in each case unless otherwise set forth in the applicable term sheet).  In either case, in no event will the Redemption Amount for each unit exceed the “Capped Value” described in the applicable term sheet, and in no event will the Redemption Amount be less than zero.  We will determine the applicable Capped Value on the pricing date of each series of ARNs.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing value of the Market Measure on the pricing date, as determined by the calculation agent.

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100.  See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will be determined by the calculation agent and will equal the average of the closing values of the Market Measure determined on each of a certain number of calculation days which may be one or more, during the Maturity Valuation Period.  The timing and exact number of calculation days in the Maturity Valuation Period will be set forth in the applicable term sheet (each as defined below).

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

The “Maturity Valuation Period” means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the NYSE and NASDAQ, or their successors, are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the value of the Market Measure for such non-calculation day, and as a result, the Ending Value, as follows:

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The closing value of the Market Measure for the applicable non-calculation day will be deemed to be the closing value of the Market Measure for the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing value of the Market Measure for the next calculation day will also be deemed to be the closing value for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further calculation days occur after a non-calculation day, then the closing value of the Market Measure for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which it considers commercially reasonable under the circumstances; or

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If every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the Ending Value will equal the closing value of the Market Measure determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

See “Market Disruption Events.”

Ending Value—Basket Market Measures

Unless otherwise specified in the applicable term sheet, if, for any Market Measure component (an “Affected Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the value of the Market

Measure components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing value of each Market Measure component that is not an Affected Component will be its closing value on such non-calculation day.

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The closing value of each Market Measure component that is an Affected Component for the applicable non-calculation day will be deemed to be the closing value of the Market Measure component for the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing value of the Market Measure component for the next calculation day will also be deemed to be the closing value for the Market Measure component on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further calculation days occur after a non-calculation day, then the closing value of the Market Measure component for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which it considers commercially reasonable under the circumstances.

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If every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the Ending Value of the Affected Component will equal the closing value of the Market Measure determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

Market Disruption Events

A “Market Disruption Event” means any of the following events, as determined by the calculation agent:

(A)
the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; and

(B)
the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)
if applicable to Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to a Market Measure

If at any time after the applicable pricing date, a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a Basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of the applicable Market Measure as if those changes or modifications had not been made, and calculate the closing value with reference to the Market Measure, as so adjusted.  Accordingly, if the method of calculating a Market Measure is modified so that the value of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Market Measure in order to arrive at a value of the Market Measure as if it had not been modified.

Discontinuance of a Market Measure

If after the applicable pricing date, a Market Measure Publisher discontinues publication of a Market Measure (or otherwise fails to publish a Market Measure) to which an issue of ARNs is linked, or one or more components of a Market Measure in the case of a Basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment at Maturity.”  Upon any selection by the calculation agent of a successor market measure, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the ARNs.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the calculation agent does not select a successor market measure; or

•	the successor market measure is not published on any calculation day,

the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance.  If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure as described below, the successor market measure or value will be used as a substitute for that Market Measure for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher (i) discontinues publication of the Market Measure before the Maturity Valuation Period or calculation day, as applicable or (ii) otherwise fails to publish the Market Measure during the Maturity Valuation Period or on a calculation day, and the calculation agent determines that no successor market measure is available at that time, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor market measure is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a calculation day.  The calculation agent will make available to holders of the ARNs information as to each such value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the specific Market Measure to which your ARNs are linked may adversely affect trading in the ARNs.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.  We will assign each Basket Component an Initial Component Weight so that each Basket Component represents a percentage of the Starting Value of the Basket on the applicable pricing date.  We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

We will set a fixed factor (the “Component Ratio”) for each Basket Component, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing value of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

Unless otherwise set forth in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing value of that Basket Component (the “Basket Component Closing Value”), and thus its Component Ratio, based on the closing value of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Component.  In the event that a Market Disruption Event occurs with respect to that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances.  The final term sheet will set forth the Basket Component Closing Value, a brief statement of the facts relating to the establishment of the Basket Component Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

Computation of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the closing value for each Basket Component on a calculation day and the Component Ratio applicable to each Basket Component.  The value of the Basket will vary based on the increase or decrease in the value of each Basket Component.  Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.  Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	50.00%	3,500.00	0.01428571	50.00

Starting Value				100.00

Example 2: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033058	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.

(2)
The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Component multiplied by 100, and then divided by the closing value of that Basket Component Index on the hypothetical pricing date, with the result rounded to eight decimal places.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value (and in the case of Bear ARNs, the Threshold  Value), the Market Measure, the Redemption Amount, any Market Disruption Events, a successor Market Measure, Market Measure Business Days, business days, calculation days, non-calculation days, and calculations related to the discontinuance of any Market Measure.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for ARNs.  Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for ARNs.  When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  We may change the calculation agent at any time without notifying you.  The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of ARNs in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as the ARNs are maintained in book-entry form.

Events of Default and Acceleration

If the ARNs have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to any series of ARNs occurs and is continuing, the amount payable to a holder of the ARNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the ARNs matured on the date of acceleration.

If the ARNs have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the ARNs.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Listing

Unless provided for in the applicable term sheet, we do not intend to apply to have your ARNs listed on a securities exchange or quotation system. We make no representation that your ARNs will be listed or, if listed, will remain listed for the entire term of your ARNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the ARNs.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to a distribution agreement with us.  Each agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of ARNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase ARNs.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of ARNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase ARNs.

No agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with ARNs as investment advice or a recommendation to purchase any ARNs.  You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agents for specified expenses.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs.  Secondary market investors should not, and will not be authorized to rely on these documents for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

U.S. FEDERAL INCOME TAX SUMMARY

The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of ARNs.

For purposes of this summary, a “U.S. holder” is a beneficial owner of ARNs that is:

•	An individual who is a citizen or a resident of the United States, for U.S. federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for U.S. federal income tax purposes) have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 20, 1996 and such trust has a valid election in effect under the applicable Treasury regulations to be treated as a United States person.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of ARNs (other than an entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

An alien individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change.  Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein.  This summary addresses only holders that purchase ARNs at initial issuance, and own ARNs as capital assets (as defined in Section 1221 of the Code) and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment.  This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their ARNs through a partnership or other entity treated as a partnership for U.S. federal income purposes; U.S. holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding ARNs in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” (“PFIC”), both as defined for U.S. federal income tax purposes).  This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder of ARNs.  If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of an ARN, the treatment of a partner in the partnership will generally depend upon the status of such partner and the activities of the partnership.  In addition, this summary does not address any state, local or foreign tax consequences of the purchase, beneficial ownership or disposition of ARNs.  Persons considering the purchase of ARNs should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of ARNs arising under the laws of any other taxing jurisdiction.

The applicable pricing supplement may contain a further discussion of the special U.S. federal income tax consequences applicable to certain ARNs.  The summary of the U.S. federal income tax considerations contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith.

PROSPECTIVE PURCHASERS OF ARNS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, BENEFICIAL OWNERSHIP AND DISPOSITION OF ARNS.

General

There are no Treasury regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as ARNs.  Accordingly, the proper U.S. federal income tax treatment of ARNs is uncertain.  Under one approach, ARNs would be treated as pre-paid forward contracts or executory contracts with respect to the Market Measure.  We intend to treat each ARN consistent with this approach, and pursuant to the terms of the ARNs, each holder agrees to such treatment for all U.S. federal income tax purposes.  Except for the possible alternative treatments described below, the balance of this summary assumes that ARNs are so treated.

Tax Treatment of U.S. Holders

A U.S. holder’s tax basis in an ARN generally will equal the U.S. holder’s cost for the ARN.  Upon receipt of the Redemption Amount or upon the sale, exchange, retirement or other disposition of an ARN, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or on the sale, exchange, retirement or other disposition and the U.S. holder’s tax basis in the ARN.  Any such capital gain or loss will be long-term capital gain or loss if the ARN was held for more than one year.  Long-term capital gain of non-corporate taxpayers may be eligible for preferential rates of taxation.  The deductibility of capital losses is subject to certain limitations.

Although we intend to treat each ARN as a pre-paid forward contract or executory contract with respect to the Market Measure as described above, there are no Treasury regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as ARNs, and therefore ARNs could be subject to some other characterization or treatment for U.S. federal income tax purposes.  For example, ARNs could be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  In this case, in general, U.S. holders should be treated as described under “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes —Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed Treasury regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence.  While the proposed Treasury regulations do not apply to forward contracts, the preamble to the proposed Treasury regulations indicates that similar timing issues exist in the case of pre-paid forward contracts.  If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of ARNs.

Other alternative U.S. federal income tax characterizations or treatments of ARNs are possible, and if applied could also affect the timing and the character of the income, gain or loss with respect to ARNs.

We will not attempt to ascertain whether any of the entities whose stock is included in a Market Measure would be treated as a PFIC. If one or more of the entities whose stock is included in a Market Measure were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in a Market Measure and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in a Market Measure is or becomes a PFIC.

Prospective investors in ARNs should consult their tax advisors as to the tax consequences to them of purchasing ARNs, including any alternative characterizations and treatments.

Tax Treatment of Non-U.S. Holders

In general, gain realized at maturity or on the sale, exchange, retirement or other disposition of ARNs by a non-U.S. holder will not be subject to U.S. federal income tax, unless:

•	the gain with respect to the ARNs is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or

•
the non-U.S. holder is a nonresident alien individual who holds ARNs as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized at maturity or on the sale, exchange, retirement or other disposition of ARNs by the non-U.S. holder is described in either of the two preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

We will not attempt to ascertain whether any of the entities whose stock is included in a Market Measure would be treated as a United States real property holding corporation (a “USRPHC”). If one or more of the entities whose stock is included in a Market Measure were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in a Market Measure and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in a Market Measure is or becomes a USRPHC.

Other alternative U.S. federal income tax characterizations or treatments of ARNs are possible, and if applied could also affect the timing and the character of the income, gain or loss with respect to ARNs.  Prospective non-U.S. investors in ARNs should consult their tax advisors as to the tax consequences to them of purchasing ARNs, including any alternative characterizations and treatments.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individual’s gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, an ARN is likely to be treated as U.S. situs property, subject to U.S. federal estate tax.  These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in an ARN.

Notice 2008-2

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include ARNs) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that Treasury regulations or other guidance could provide that a U.S. holder of such an ARN is required to accrue income in respect of the ARN prior to the receipt of payments under the ARN or its earlier sale.  Moreover, it is possible that any such Treasury regulations or other guidance could treat all income and gain of a U.S. holder in respect of an ARN as ordinary income (including gain on a sale), or provide that ARNs should be subject to the special constructive ownership rules of Section 1260 of the Code.  Finally, it is possible that a non-U.S. holder of ARNs could be subject to U.S. withholding tax in respect of ARNs.  It is unclear whether any Treasury regulations or other guidance would apply to ARNs (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of Treasury regulations or other guidance that affects the U.S. federal income tax treatment of ARNs.

Information Reporting and Backup Withholding

Distributions made on ARNs and proceeds from the sale of ARNs to or through certain brokers may be subject to a backup withholding on “reportable payments” unless, in general, the holder complies with certain procedures or is an exempt recipient.  Any amounts so withheld from distributions on ARNs generally will be refunded by the IRS or allowed as a credit against the holder’s U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.  Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF THE TAX IMPLICATIONS OF AN INVESTMENT IN ARNs.  PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ARNs.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ARNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the ARNs are acquired under an exemption from the prohibited transaction rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the ARNs.  Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the ARNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ARNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ARNs on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the securities on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the securities, (y) none of HSBC, MLPF&S, or any other placement agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA).  However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”).  The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the ARNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the ARNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles.  This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ARNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.